SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM N-8A

                      NOTIFICATION OF REGISTRATION
                 FILED PURSUANT TO SECTION 8(A) OF THE
                     INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

____________________________________________________________________

           Name: T. Rowe Price International Index Fund, Inc.
____________________________________________________________________

Address of Principal Business Office (No. & Street, City, State, Zip
Code):

            100 East Pratt Street, Baltimore, Maryland 21202
____________________________________________________________________

         Telephone Number (including area code): (410) 345-2000
         ______________________________________________________

           Name and address of agent for service of process:

                      Henry Holt Hopkins, Esquire
____________________________________________________________________

            100 East Pratt Street, Baltimore, Maryland 21202
____________________________________________________________________

                         Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES / X /   NO /____/
____________________________________________________________________








                               SIGNATURES

1. Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 15th day of August, 2000.


[SEAL] Signature T. ROWE PRICE INTERNATIONAL INDEX FUND, INC.
  ____________________________________________________________________
                          (Name of Registrant)


                /s/M. David Testa

          By:  ___________________________________
                M. David Testa, Director


                /s/Patricia B. Lippert

       Attest: ______________________________
                Patricia B. Lippert, Secretary